UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 18, 2010

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon (State of Incorporation)	93-0816972 (I.R.S. Employer Identification No.)
One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035
(Address of principal executive offices) (Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 18, 2010, Greenbrier Leasing Company LLC (“GLC”), a subsidiary of The Greenbrier Companies, Inc. (the “Company”) and WLR-Greenbrier Rail Inc. (“WLR Inc.”) entered into an amendment (“Amendment”) of the Syndication Agreement dated April 29, 2010 (“Syndication Agreement”).
     Under the Syndication Agreement GLC was appointed as the exclusive agent for the purpose of seeking investors to purchase an interest in a portion of WLR Inc.’s interest in, or newly issued equity interests of, WLR Inc.’s subsidiary, WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”), the parent corporation of WL Ross-Greenbrier Rail I LLC (“Rail I”). Pursuant to the Amendment, GLC paid Holdings a $130,000 fee to delete certain obligations of GLC that would require registration as a broker dealer under the federal and state securities laws and agreed to pay Holdings reasonable out-of-pocket fees and expenses incurred in connection with the Amendment. GLC will continue to provide certain specialized services to WLR Inc. under the Syndication Agreement, for which WLR Inc. will be compensating GLC upon the terms set forth in the Syndication Agreement.
     In connection with certain services originally contemplated by the Syndication Agreement, Holdings is entering into an engagement letter dated August 18, 2010 (the “Engagement Letter”) with GSF Capital Markets, LLC (the “Beneficiary”), and the Beneficiary is simultaneously entering into a Registered Representative Agreement with an employee of GLC in connection therewith (the “Registered Representative Agreement” and, together with the Engagement Letter, the “Agreements”). Under the Engagement Letter, the Beneficiary will act as placement agent with respect to the sale of membership interests in Holdings. Pursuant to the Amendment, GLC has agreed to indemnify Holdings to the extent Holdings is required to indemnify the Beneficiary under the Engagement Letter. The Beneficiary has made it a condition of the Agreements that the Company also provide a guarantee of the obligations of Holdings pursuant to the Engagement Letter, and on August 18, 2010, the Company entered into a Guaranty (“Guaranty”) for the benefit of the Beneficiary.
     Under the Guaranty, the Company guarantees to the Beneficiary the due and punctual performance of all of the obligations of Holdings arising under or pursuant to the Agreements, including payment and indemnity. The Company is contingently liable under the Guaranty and could become directly liable for payment and performance under the Engagement Letter if Holdings defaults on its obligations thereunder. The exact dollar value of the above transactions cannot readily be determined as it is based on a number of variables that have not yet occurred or cannot yet be measured and depends, in part, upon the amount of funds raised by Holdings from a new investor or investors, as contemplated by the Agreements. The maximum potential amount of future payments that the Company could be required to make under the Guaranty is unable to be determined at this time. The Company’s liability, if any, under the Guaranty could exceed the ultimate purchase price of the sale of membership interests in Holdings eventually sold. The Company believes the likelihood of the Company being required to make payments pursuant to the Guaranty is remote. For accounting purposes, the Company will be required to establish a fair value on the Guaranty and the Company currently believes the fair value of the Guaranty is immaterial. The Guaranty is accounted for as an “off balance sheet arrangement.”

     The transactions described herein are considered related party transactions. WLR IV Parallel ESC, L.P. (“Parallel Fund”) and WLR Recovery Fund IV, L.P. (“Fund IV”) are shareholders of WLR Inc., which is the sole member of Holdings. Wilbur L. Ross, Jr., a member of the Board of Directors of the Company, is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC, the general partner of Fund IV. Mr. Ross is the Chief Executive Officer of Invesco Private Capital, Inc., the managing member of Invesco WLR IV Associates LLC, which is in turn the general partner of Parallel Fund. Mr. Ross and Wendy Teramoto, a member of the Company’s Board of Directors, are executive officers of WL Ross & Co. LLC and other of its affiliates, including WLR Inc., Rail I and Holdings. On June 10, 2009, WL Ross & Co. LLC and other of its affiliates extended a secured term loan to the Company in an amount equal to $75 million, which is due on June 10, 2012.
     The Company believes the financial terms of the above transactions are on fair and reasonable terms that are no less favorable to the Company and GLC, as applicable, than those which could be obtained at the time of the transactions in an arm’s-length transaction with a person that is not an affiliate of the Company.
     The foregoing descriptions of the agreements above are not complete and are qualified in their entirety by reference to the text of the agreements attached as Exhibits 10.1 and 10.2 to this Form 8-K and incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Amendment to Syndication Agreement between Greenbrier Leasing Company LLC and WLR-Greenbrier Rail Inc., dated as of August 18, 2010

10.2	Guaranty of The Greenbrier Companies, Inc., dated as of August 18, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.
Date: August 20, 2010	By:	/s/ Mark J. Rittenbaum
Mark J. Rittenbaum
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX
10.1	Amendment to Syndication Agreement between Greenbrier Leasing Company LLC and WLR-Greenbrier Rail Inc. dated as of August 18, 2010

10.2	Guaranty of The Greenbrier Companies, Inc. dated as of August 18, 2010